SCHEDULE 14C INFORMATION

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Calvert Variable Series, Inc.
Ameritas Small Capitalization Portfolio
(Name of Registrant as Specified in Its Charter)

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CALVERT VARIABLE SERIES, INC.
AMERITAS SMALL CAPITALIZATION PORTFOLIO

4550 Montgomery Avenue, Suite 1000N
Bethesda, Maryland 20814

INFORMATION STATEMENT
REGARDING A CHANGE TO THE FUND'S SUBADVISOR

This Information Statement is being supplied to all shareholders of the Calvert Variable Series, Inc. Ameritas Small Capitalization Portfolio (the "Fund"). Pursuant to an exemptive order granted by the United States Securities and Exchange Commission on December 17, 1996 (under which the Ameritas Portfolios were authorized to act per shareholder vote on January 15, 2002), the Fund and its investment advisor, Ameritas Investment Corp. (the "Advisor" or "AIC"), the Advisor may enter into and materially amend the Investment Subadvisory Agreement without shareholder approval.

The rationale for this grant of authority is that the Advisor's constant supervision of the subadvisor permits the proportion of shareholders' assets subject to particular subadvisor styles to be reallocated (or, as is the case here, a new subadvisor introduced) in response to changing market conditions or subadvisor performance, in an attempt to improve the Fund's overall performance. In essence, the exemptive order permits the Advisor to select the subadvisor best suited to achieve the Fund's investment objective.

Obtaining shareholder approval of a new subadvisor and investment subadvisory agreement imposes costs on the Fund without advancing shareholder interests. Shareholders' interests are adequately protected by their voting rights with respect to the investment advisory agreement and the responsibilities assumed by the Advisor and the Fund's Board of Directors. Further, it has become increasingly difficult to obtain shareholder quorums for shareholder meetings.

Accordingly, pursuant to the exemptive order, as discussed above, as well as disclosed in the Prospectus and Statement of Additional Information (dated April 30, 2004) for the Fund, and following a change to the management of the Fund, the Fund is providing information about the new subadvisor. We are not asking you for a proxy and you are requested not to send us a proxy.

This Information Statement is to be mailed to shareholders of record on or about February __, 2005.

Shareholders of the Fund of record at the close of business on January 31, 2005 ("record date") are entitled to receive this Information Statement.

As of January 31, 2005, the following shareholders owned of record 5% or more of the shares of the Fund:

Name and Address	% of Ownership

Ameritas Variable Life Insurance Co.	59.33%
Account 6083323
c/o Finance, Attn: Mari Burch
5900 O St
Lincoln, NE 68510-2252

Ameritas Variable Life Insurance Co.	40.20%
Account 6083321
c/o Finance, Attn: Mari Burch
5900 O St
Lincoln, NE 68510-2252

Background. AIC serves as investment advisor, as well as the principal underwriter, to the Fund. Calvert Administrative Services Company ("CASC") has been retained by the Fund to provide certain administrative services necessary to the conduct of its affairs. AIC is located at 5900 "O" Street, Lincoln, Nebraska 68510-1889 and CASC is located at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814. Both are indirectly owned subsidiaries of Ameritas Acacia Mutual Holding Company.

The Advisor has traditionally contracted out investment subadvisory services for the Fund. Under the investment subadvisory agreement, the subadvisor furnishes to the Fund an investment program, making investment decisions and placing orders for the purchase and sale of portfolio securities. From inception through October 2001, the Fund was managed by Fred Alger Management, Inc.

John McStay Investment Counsel ("McStay") replaced Fred Alger as the subadvisor, pursuant to a subadvisory agreement that was approved by shareholders on January 15, 2002. McStay's principal business office is 5949 Sherry Lane, Suite 1600 Dallas, TX 75225. The investment subadvisory agreement with McStay as it relates to the Fund was dated October 31, 2001. Under the subadvisory agreement, McStay received a fee from the Advisor based on a percentage of the Fund's average daily net assets of 0.75% of the Fund's average daily net assets of the first $200 million in assets, 0.50% of the next $100 million, and 0.35% on assets in excess of $300 million. For the Fund's most recent fiscal year ended December 31, 2004, $290,616.57 in fees were paid to McStay.

At a meeting of the Board of Directors held on December 9, 2004, acting pursuant to the exemptive order discussed above, the Board terminated McStay as the subadvisor to the Fund effective December 13, 2004. In connection with this, the Board determined that shareholders may benefit from the services of a different investment subadvisor whose management style might better achieve the Fund's objective of seeking long-term capital appreciation. After careful consideration by the Advisor of a pool of very highly qualified candidates, the Advisor recommended, and the Board selected, Eagle Asset Management, Inc. as the new subadvisor for the Fund. Pursuant to this action, the Board also determined to deliver this information statement to the Fund's shareholders.

Investment Subadvisor. Eagle Asset Management, Inc. manages the assets of the Fund. Eagle Asset Management had $10,394.0 million in assets under management as of December 31, 2004, 2004. Eagle Asset Management is a wholly-owned subsidiary of Raymond James Financial, Inc.

Bert L. Boksen, Managing Director and Portfolio Manager at Eagle, is responsible for the day-to-day management of the Portfolio. Mr. Boksen joined Eagle in April of 1995 and has portfolio management responsibilities for its small cap growth equity accounts. Prior to joining Eagle, Mr. Boksen was employed for 16 years by Raymond James & Associates, Inc. in its institutional research and sales department. While employed by Raymond James & Associates, Inc., Mr. Boksen served as co-head of Research, Chief Investment Officer and Chairman of the Raymond James & Associates, Inc. Focus List Committee. Mr. Boksen has had responsibility for the day-to-day management of the Fund since December 13, 2004.

Eagle Asset Management's principal business address is 880 Carillon Parkway, St. Petersburg, FL 33716, and its principal executive officers are as follows:

Name and Title	Principal Occupation
Richard K. Reiss, CEO Stephen G. Hill, President Richard J. Rossi, Executive Vice President	Investment Management Investment Management Investment Management

The Fund's investment objective and policies have not changed as a result of the change described above.

The Fund's investment object is to seek long-term capital appreciation. The Fund's principal investment strategy is to focus on small, fast-growing companies that offer innovative products, services or technologies to a rapidly expanding marketplace. Under normal circumstances, the Fund invests primarily in the equity securities, such as common or preferred stocks, of small capitalization companies listed on U.S. exchanges or in the U.S. over-the-counter market. The Fund considers a small capitalization company to have a market capitalization within the range of companies in the Russell 2000 Growth Index or the S&P SmallCap 600 Index.

Investment Subadvisory Agreement. The Investment Subadvisory Agreement (the "Subadvisory Agreement") between the Advisor and Eagle Asset Management contains the same material terms as governed the Advisor's arrangement with John McStay. Eagle Asset Management's fee for subadvisory services is paid by the Advisor. Under the Subadvisory Agreement, Eagle Asset Management receives a fee, payable monthly, of 0.60% of the Fund's average daily net assets of the first $200 million in assets and 0.50% on assets in excess of $200 million.

Annual Reports. The audited Annual Report to Shareholders of the Fund is incorporated by reference into this Information Statement. Copies of the Annual Report and the most recent semi-annual report succeeding the annual report may be obtained without charge by calling 1-800-335-9858 or by writing the Fund at 5900 "O" Street, Lincoln, NE 68510-1889.